                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             RITE AID CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

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                     RITE AID CORPORATION
                     P.O. BOX 3165
                     HARRISBURG, PENNSYLVANIA 17105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 1999 ANNUAL MEETING of the stockholders of Rite Aid
Corporation will be held at the Four Points Sheraton Hotel, 980
Hospitality Way, Aberdeen, Maryland 21001, on June 30, 1999 at
10:00 a.m. for the following purposes:

1. To elect three directors to hold office until the 2002
Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2. To consider a stockholder proposal set forth in the accompanying materials; and

3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on May 10, 1999 as the record date for the meeting. Only stockholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

                                     By order of the Board of Directors
                                     Elliot S. Gerson,
                                     Executive Vice President, General
                                      Counsel and Secretary

                                     Camp Hill, Pennsylvania
                                     June 4, 1999

               Please Complete and Return Your Signed Proxy Card

  Please complete and promptly return your proxy in the
  envelope provided. This will not prevent you from voting
  in person at the meeting. It will, however, help to
  assure a quorum and to avoid added proxy solicitation
  costs. This year, many stockholders will have a choice of
  voting by telephone, over the Internet or by using a
  traditional proxy or instruction card. Check your card or
  other information forwarded by your broker, bank or other
  holder of record to see which options are available to
  you.
-------------------------------------------------------------------------------

                     RITE AID CORPORATION PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Rite Aid Corporation, a Delaware corporation (the "Company"), for use at the Company's 1999 Annual Meeting of Stockholders (the "Meeting") to be held at the Four Points Sheraton Hotel, 980 Hospitality Way, Aberdeen, Maryland 21001, on June 30, 1999 at 10:00 a.m., or any adjournment or postponement thereof, for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being mailed to stockholders on or about June 4, 1999. Only stockholders of record at the close of business on May 10, 1999 shall be entitled to notice of and to vote at the Meeting.

If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted FOR the nominees of the Board in the election of directors and AGAINST the stockholder proposal. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

On May 10, 1999, the Company had outstanding and entitled to vote 258,883,816 shares of common stock par value $1.00 per share ("Common Stock"). There must be present at the Meeting in person or by proxy holders of 129,441,909 shares of Common Stock to constitute a quorum for the Meeting. Proxies marked "Abstain" are included in determining a quorum, but broker proxies which have not voted on a particular proposal ("Broker Non-Votes") are not included in determining a quorum with respect to that proposal. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by him or her on the record date. There is no cumulative voting in the election of directors.

Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the highest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of the stockholder proposal requires the affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or by proxy at the Meeting. Abstentions will be counted as shares present at the Meeting and will thus increase the minimum number of affirmative votes necessary to approve the stockholder proposal. Broker non-votes will be counted as shares present at the Meeting and will not affect the vote with respect to the stockholder proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 23, 1999, certain information concerning the beneficial shareholdings of each director, each nominee for director, each executive officer named in the Summary Compensation Table appearing elsewhere herein, each holder of more than five percent of the Common Stock and all directors and executive officers as a group (based on 258,883,816 shares of Common Stock outstanding as of such date). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

                                             Number of
                                           Common Shares
          Beneficial Owners            Beneficially Owned (1) Percent of Class
          -----------------            ---------------------- ----------------
Alex Grass............................        2,717,001(2)          1.0%
William J. Bratton....................            3,500              *
Franklin C. Brown.....................          395,094(3)           *
Leonard I. Green......................          994,000(4)           *
Martin L. Grass.......................        4,124,209(5)          1.6%
Nancy A. Lieberman....................            7,000              *
Philip Neivert........................        2,869,506(6)          1.1%
Leonard Stern.........................           30,000              *
Preston Robert Tisch..................           10,000              *
Gerald Tsai, Jr.......................            4,000              *
Timothy J. Noonan.....................        1,255,329(7)           *
Frank M. Bergonzi.....................          603,260(8)           *
Beth J. Kaplan........................          307,207(9)           *
Massachusetts Financial Services
 Company..............................       24,853,788(10)         9.6%
American Express Company..............       16,365,320(11)         6.3%
Putnam Investments, Inc...............       13,451,001(12)         5.2%
The Equitable Companies/AXA...........       15,675,739(13)         6.1%
All executive officers and directors
 (27 persons).........................       14,289,973(14)         5.4%

------------
* Percentage less than 1% of class.

 (1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereby including options exercisable within 60 days of April 23, 1999.

 (2) Includes 137,904 shares of Common Stock owned by the Grass Family Foundation, of which Alex Grass, is a director. Also includes 90,982 shares of Common Stock held in trust for the benefit of Martin L. Grass and of which trust Alex Grass is a trustee, and 280,000 shares of Common Stock held in trust for the benefit of Lois Grass and of which trust Alex Grass is an alternate trustee. Also includes 1,540,000 shares issuable within 60 days of April 23, 1999 upon the exercise of options.

 (3) Includes 383,360 shares owned by Mr. Brown's wife, as to which Mr. Brown disclaims beneficial ownership. All options and stock-based awards held by Mr. Brown have been assigned to his children and he disclaims any beneficial ownership of the shares issuable upon exercise of such options or underlying such awards.

 (4) Includes 990,000 shares of Common Stock owned by the Verdi Group, Inc., over which Mr. Green has beneficial ownership.

 (5) Includes 371,918 shares held in trust for the benefit of Lois Grass of which trust Martin Grass is a co-trustee. Also includes 2,975,000 shares issuable within 60 days of April 23, 1999 upon the exercise of options.

 (6) Includes 712,778 shares owned by Mr. Neivert's wife. Mr. Neivert disclaims beneficial ownership of these shares.

 (7) Includes 13,552 shares owned by Mr. Noonan's wife and daughter. Mr. Noonan disclaims beneficial ownership of these shares. Also includes 1,164,375 shares issuable within 60 days of April 23, 1999 upon the exercise of options.

 (8) Includes 603,000 shares issuable within 60 days of April 23, 1999 upon the exercise of options.

 (9) Includes 307,000 shares issuable within 60 days of April 23, 1999 upon the exercise of options.

(10) Massachusetts Financial Services Company beneficially owns 24,853,788 shares, of which it has sole dispositive power over all of the shares and sole voting power over 24,512,158 of the shares. This information is derived from a Schedule 13G filed by Massachusetts Financial Services Company with the Securities and Exchange Commission. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

(11) American Express Company, through its wholly-owned subsidiary American Express Financial Corporation, a registered investment advisor, is deemed to beneficially own 16,365,320 shares, as to which it has shared dispositive power over all of the shares and shared voting power over 8,448,760 of the shares. This information is derived from a Schedule 13G filed by American Express Company and American Express Financial Corporation with the Securities and Exchange Commission. The address of American Express Company is American Express Tower, 200 Vesey Street, New York, NY 10285.

(12) Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., both registered investment advisers which are wholly-owned subsidiaries of Putnam Investments, Inc., which in turn is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., together beneficially own 13,451,001 shares, of which Putnam Investment Management, Inc. beneficially owns 12,249,175 shares and The Putnam Advisory Company beneficially owns 1,201,825 shares. Both subsidiaries have shared dispositive power over the shares each beneficially owns as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, Inc. has shared voting power over the shares held by the institutional clients (740,200 shares). This information is derived from a Schedule 13G filed with the Securities and Exchange Commission. The address of Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109.

(13) The Equitable Companies Incorporated is the parent holding company for several investment advisors. The several Equitable Companies are majority-controlled by AXA, which in turn is majority-controlled by the Mutuelles AXA. With respect to the 15,675,739 shares beneficially owned by them, these parties have in the aggregate sole voting power over 9,444,199 shares, shared voting over 2,115,685 shares, sole dispositive power over 15,665,080 shares and shared dispositive power over 3,459 shares. This information is derived from a Schedule 13G filed with the Securities and Exchange Commission. The address of the Equitable Companies Incorporated is 1290 Avenue of the Americas, New York, New York 10104 and of AXA is 9 Place Vendome, 75001 Paris, France.

(14) Includes 7,741,375 shares issuable within 60 days of April 23, 1999 upon the exercise of options.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended February 27, 1999 ("fiscal 1999"), no directors or officers submitted late filings under Section 16(a) of the Exchange Act.

                             ELECTION OF DIRECTORS

The Company's By-Laws provide that the Board may be composed of up to a maximum of 15 members. Traditionally, the Board has operated with fewer directors. The Board is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The three directors to be elected at this Meeting will hold office until 2002. The remaining directors will be elected at the 2000 and 2001 Annual Meetings of Stockholders. All of the nominees for director to be elected at this Meeting currently serve as directors of the Company. Although there are fewer nominees for election than the number allowed pursuant to the By-Laws of the Company, proxies cannot be voted for a greater number of persons than the three nominees named below. Management believes that all of its nominees are willing and able to serve the Company as directors. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment. The Board does not have a nominating committee.

The following is a brief description of the nominees for election as directors and of the other directors of the Company.

                             NOMINEES FOR DIRECTOR
                              TERM TO EXPIRE 2002

TIMOTHY J. NOONAN was appointed a director of the Company on March 4, 1995 concurrently with his election as President and Chief Operating Officer. Prior to March 4, 1995, and for more than five years, Mr. Noonan was Executive Vice President of the Company. Age 57.

NANCY A. LIEBERMAN has been a partner for more than five years in the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP, which from time to time has provided legal services to the Company during fiscal 1999. Ms. Lieberman has been a member of the Board since 1996. Age 42.

LEONARD N. STERN is Chairman of the Board of The Hartz Group, Inc. and affiliated companies, a position he has held since 1979. These companies are engaged in the businesses of the manufacture and sale of pet supplies, real estate development and publishing. The Company purchased pet supplies from Hartz Mountain, Inc. during fiscal 1999. Mr. Stern has been a member of the Board since 1986. Age 61.

                        DIRECTORS CONTINUING IN OFFICE
                              TERM TO EXPIRE 2001

ALEX GRASS, Founder of the Company, has been Honorary Chairman of the Board of Directors and Chairman of the Board's Executive Committee since March 4, 1995 when he retired as Chairman of the Board and Chief Executive Officer, positions he held since the founding of the Company in 1968. He is also a director of Hasbro, Inc. Mr. Grass is the father of Martin Grass. Age 71.

PHILIP NEIVERT is a private investor whose operations are based in Rochester, New York. Mr. Neivert has been a member of the Board since 1969. Age 73.

GERALD TSAI, JR., a private investor, was Chairman, President and Chief Executive Officer of Delta Life Corporation, a position he held from February 1993 to October 1997. He had been Chairman of the Executive Committee of the Board of Directors of Primerica Corporation (formerly American Can Company) from December 1988 until April 1991. For the years 1987 and 1988, Mr. Tsai had been Chairman and Chief Executive Officer of Primerica. Prior thereto he had been Vice Chairman and Chief Executive Officer. Mr. Tsai is also a director of Saks Incorporated, Triarc Companies, Sequa Corporation, Zenith National Insurance Corp., the Meditrust Companies and United Rentals, Inc. Mr. Tsai has been a member of the Board since 1987. Age 70.

                        DIRECTORS CONTINUING IN OFFICE
                              TERM TO EXPIRE 2000

WILLIAM J. BRATTON is and since January 1998 has been President and Chief Operating Officer of Carco Group, Inc., St. James, New York, a provider of employment background screening services. From April 1996 through 1997 he was Vice Chairman of First Security Services Corporation, Boston,

Massachusetts, and President of its subsidiary, First Security Consulting, Inc., New York, New York. Prior thereto, he was Police Commissioner of the City of New York from 1994 through April 1996, Police Commissioner of the City of Boston from 1993 to 1994, and Superintendent and Chief of the Boston Police Department from 1992 to 1993. Mr. Bratton is a director of Firearms Training Systems Company and First Security Services Corporation. Mr. Bratton has been a member of the Board since 1997. Age 51.

FRANKLIN C. BROWN is Vice Chairman of the Company. Prior to his appointment as Vice Chairman in July 1997, Mr. Brown served the Company as Executive Vice President and Chief Legal Counsel since April 1993. Prior thereto, Mr. Brown served the Company for 13 years as Senior Vice President and Chief Legal Counsel. Mr. Brown has been a member of the Board since 1981. Age 71.

MARTIN L. GRASS has been Chairman of the Board and Chief Executive Officer of the Company since March 4, 1995. Previously, Mr. Grass was President and Chief Operating Officer since April 1989, had been Executive Vice President for three years and prior thereto had served as Senior Vice President. He has served the Company in various capacities since 1978. Mr. Grass has been a member of the Board since 1982. He is the son of Alex Grass. Age 45.

PRESTON ROBERT TISCH has been Co-Chairman of Loews Corporation since January 1, 1999. Loews Corporation is a holding company with interests through its subsidiaries in selling insurance products, producing and selling cigarettes, operating hotels, drilling for offshore oil and gas and distributing watches and clocks. He was previously Co-Chairman and Co-Chief Executive Officer of Loews Corporation since October 18, 1994. He was President and Co-Chief Executive Officer of Loews Corporation from March 1988 to October 1994. In addition, since March 1991 he has been Chairman of the Board of the N.Y. Football GIANTS, Inc. From August 1986 to March 1988, he was Postmaster General of the United States. Prior thereto, he had been President and Chief Operating Officer of Loews Corporation. The Company purchased tobacco products from Lorillard Tobacco Company, an indirect wholly-owned subsidiary of Loews Corporation, during fiscal 1999. Mr. Tisch is also a director of Loews Corporation, CNA Financial Corporation, Bulova Corporation and Hasbro, Inc. Mr. Tisch has been a member of the Board since 1988. Age 73.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board's Audit Committee, which held two meetings during fiscal 1999, oversees management's fulfillment of its financial reporting and disclosure responsibilities and its maintenance of appropriate internal control systems. It recommends appointment of the Company's independent public accountants and oversees the activities of the Company's internal audit function. To ensure independence, the independent public accountants and internal auditors meet with the Audit Committee with and without the presence of management representatives. Its current members are Preston Robert Tisch (Chairman), Nancy A. Lieberman and William J. Bratton.

The Board's Compensation Committee met once during fiscal 1999 for the purpose of evaluating key officers' salaries and bonuses. Members of the Compensation Committee during fiscal 1999 were Gerald Tsai, Jr. (Chairman), Philip Neivert and William J. Bratton. See "Report of the Compensation Committee on Executive Compensation."

The Company established a Finance Committee during fiscal 1999, which held one meeting during the fiscal year. The Finance Committee reviews the financial requirements and practices of the Company and makes recommendations to the Board concerning such matters. Members of the Finance Committee during fiscal 1999 were Leonard N. Stern (Chairman), Leonard I. Green and Gerald Tsai, Jr.

DIRECTORS' ATTENDANCE AT MEETINGS

The Board meets regularly four times each year. The Board also held three special meetings during fiscal 1999. Each incumbent director of the Company attended at least 75% of the meetings of the Board and meetings held by all committees on which such director served, except for Mr. Green (63% attendance).

DIRECTORS' FEES

In fiscal 1999, each of the Company's non-employee directors was granted a restricted stock award of 2,000 shares of Common Stock. The award lapses if the director fails to complete the term for which he or she was elected for any reason other than death or disability. Directors who are officers and full-time employees of the Company receive no separate compensation for service as directors or committee members. Board members are also reimbursed for travel and lodging expenses associated with attending Board and committee meetings. In addition, Alex Grass, Honorary Chairman and a director of the Company, provided consulting services to the Company during fiscal 1999, for which he was paid $400,000.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows, for the fiscal years ended February 27, 1999, February 28, 1998, and March 1, 1997, the annual and long-term compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer and to the four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for fiscal 1999.

                                          Annual                      Long-Term
                                       Compensation                 Compensation
                                --------------------------- -----------------------------
                                                     Other
                                                    Annual             Securities         All Other
                                                    Compen- Restricted Underlying  LTIP    Compen-
Name and                 Fiscal             Bonus   sation    Stock     Options   Payouts  sation
Principal Position        Year  Salary ($)  ($)(1)  ($)(2)  Awards($)   SARs (#)    ($)    ($)(3)
------------------       ------ ---------- -------- ------- ---------- ---------- ------- ---------
Martin L. Grass.........  1999  $1,000,000 $     --    --       --     1,000,000    --     $   --
 Chairman and Chief       1998  $1,000,000 $898,000    --       --             0    --     $2,000
 Executive Officer        1997  $1,000,000 $900,000    --       --     1,300,000    --     $2,000

Timothy J. Noonan.......  1999  $  700,000 $     --    --       --       650,000    --     $   --
 President and Chief      1998  $  700,000 $628,600    --       --             0    --     $2,000
 Operating Officer        1997  $  700,000 $630,000    --       --       725,000    --     $2,000

Franklin C. Brown.......  1999  $  500,000 $     --    --       --       300,000    --     $   --
 Vice Chairman            1998  $  500,000 $336,825    --       --             0    --     $2,000
                          1997  $  500,000 $337,500    --       --       370,000    --     $2,000

Frank M. Bergonzi.......  1999  $  445,000 $     --    --       --       300,000    --     $   --
 Senior Executive Vice    1998  $  445,000 $299,774    --       --             0    --     $2,000
 President and Chief      1997  $  403,000 $266,625    --       --       347,000    --     $2,000
 Financial Officer

Beth J. Kaplan..........  1999  $  400,000 $151,600    --       --       300,000     --    $   --
 Senior Executive Vice    1998  $  400,000 $269,460    --       --             0     --    $   --
 President, Marketing     1997  $  184,617 $202,500    --       --       339,000     --    $   --

------------
(1) Represents annual performance bonuses determined by the Compensation Committee of the Board under the Annual Performance-Based Incentive Program. See "Report of the Compensation Committee on Executive Compensation." Bonuses are paid in the fiscal year following the fiscal year in which they are earned.

(2) Did not exceed, for each named officer, the lesser of $50,000 or ten percent of such officer's total annual salary and bonus for such year.

(3) Represents amounts paid by the Company on behalf of the named persons in connection with the Company's Profit Sharing Plan.

Option Grants in Fiscal 1999

The following table sets forth certain information regarding options granted during fiscal 1999 to the persons named in the Summary Compensation Table.

                          Number of     % of Total
                          Securities   Options/SARs
                          Underlying    Granted to    Exercise or             Grant Date
                         Options/SARs  Employees in   Base Price  Expiration   Present
          Name           Granted (#)  Fiscal 1999 (1)  ($/Sh)(2)     Date    Value ($)(3)
          ----           ------------ --------------- ----------- ---------- ------------
Martin L. Grass.........  1,000,000        24.7%        $30.75    5/12/2008  $11,948,450
Timothy J. Noonan.......    650,000        16.0%        $30.75    5/12/2008  $ 7,766,493
Franklin C. Brown.......    300,000         7.4%        $30.75    5/12/2008  $ 3,584,535
Frank M. Bergonzi.......    300,000         7.4%        $30.75    5/12/2008  $ 3,584,535
Beth J. Kaplan..........    300,000         7.4%        $30.75    5/12/2008  $ 3,584,535

------------
(1) Based on 4,054,000 options granted to all employees during fiscal 1999.

(2) Fair market value on the date of grant. Fifty percent of the options vest on October 12, 2000 and fifty percent of the options vest on October 12, 2002, unless the average trading price of the Company's Common Stock is at least $60.00 per share for one consecutive calendar month prior to October 12, 2000, in which case all options vest as of October 12, 2000.

(3) The hypothetical present values on the grant date are calculated under the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in hypothesizing an option's present value. Assumptions used to value options include the stock's expected volatility rate of 30.7%, a projected dividend yield of 1.0%, a risk-free rate of return of 5.7% and assumes a projected time of exercise of 7 years. The ultimate realizable value of an option will depend on the market value of the Company's Common Stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Option Exercises in Fiscal 1999 and Fiscal Year End Option Values

The following table summarizes the value at February 27, 1999 of all shares subject to options granted to the persons named in the Summary Compensation Table to the extent not then exercised, and information concerning option exercises, if any, during fiscal 1999.

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised         In-the-Money
                                                        Options/SARs              Options/SARs
                                          Value    at Fiscal Year End (#)   at Fiscal Year End ($)(3)
                         Shares Acquired Realized ------------------------- -------------------------
        Name (1)         on Exercise (#)  ($)(2)  Exercisable Unexercisable Exercisable Unexercisable
        --------         --------------- -------- ----------- ------------- ----------- -------------
Martin L. Grass.........        --          --     2,900,000    1,200,000   $83,233,750  $11,043,750
Timothy J. Noonan.......        --          --     1,143,750      726,250   $31,406,547  $ 8,971,484
Franklin C. Brown.......        --          --       803,750      361,250   $23,058,422  $ 4,846,797
Frank M. Bergonzi.......        --          --       591,000      344,000   $16,452,463  $ 4,379,250
Beth J. Kaplan..........        --          --       307,000      332,000   $ 7,520,313  $ 3,987,500

------------
(1)  See Summary Compensation Table for titles of the persons named above.

(2) Calculated by subtracting the exercise price from the fair market value of the underlying shares on the exercise date. May be paid as appreciation rights at the option of the Compensation Committee.

(3) Calculated by subtracting the exercise price from the market price at February 27, 1999.

Deferred Compensation Program

The Company has established a Deferred Compensation Program (the "Program"), in which employees of the Company with the position of Vice President or higher are entitled to participate. Under the Program, eligible participants generally are entitled, upon retirement at age 65 or upon death, to receive an annual benefit payable over 15 years, equal to a percentage (ranging from 40% to 60% depending upon the participant's position with the Company) of the average of the three highest base annual salaries received by the participant during the ten-year period prior to the year in which the event giving rise to the payment of deferred compensation occurs. The percentage of the average annual compensation payable under the Program to each of the persons named in the Summary Compensation Table above (which, for this purpose, includes annual bonuses paid to such persons) is 60%.

                          RELATED PARTY TRANSACTIONS

The Company leased 74,200 square feet of storage space at a warehouse owned by Realm R.R. Avenue Partnership, of which both Alex Grass and Martin L. Grass are general partners. Rent paid by the Company during fiscal 1999 was $262,644, which included a pro rata portion of common area charges, real estate taxes and insurance. This lease expired on May 31, 1999 and the Company has vacated the premises.

The Company leases 43,920 square feet of storage space in a warehouse in Camp Hill, Pennsylvania, from a partnership in which Alex Grass has a 50% interest. Rent paid by the Company during fiscal 1999 was $153,720 plus taxes, water and sewer.

During part of fiscal 1999, the Company leased an 8,000 square-foot store in a New Cumberland, Pennsylvania, shopping center. A partnership in which Martin
L. Grass is a 50% partner owns the shopping center in which the store was located. Rent paid by the Company during fiscal 1999 was $108,561 which included a pro rata portion of common area charges, real estate taxes, utilities and insurance. In February 1999, as part of the Company's real estate strategy to relocate undersized stores to larger, freestanding sites, the New Cumberland store was relocated to a freestanding site owned by an unrelated entity. The shopping center lease was canceled and the Company was released from its obligation to pay over $300,000 in remaining rent, without the payment of any consideration.

The Company leases an approximately 5,000 square-foot store in Mt. Carmel, Pennsylvania, from a partnership in which Martin L. Grass had a 37.5% interest. The other partners of the partnership are his brother-in-law, Mr. Tim Harrison (37.5% interest), who is a full-time real estate developer, and one of Martin L. Grass's sisters, who has a 25% interest. Rent paid by the Company during fiscal 1999 was $47,751, which included real estate taxes and insurance. In accordance with the Company's real estate strategy, the Company is seeking to relocate this store. Martin Grass donated his interest in this partnership to a public charity in February, 1999.

Commencing on January 8, 1999, the Company leased a 10,750 square-foot store in Sinking Springs, Pennsylvania, from Martin L. Grass's brother-in-law. Rent paid by the Company during fiscal 1999 was $28,052.

Martin L. Grass did not and does not participate in the approval of real estate proposals submitted and recommended by the Company's real estate professionals in instances in which a related party or any person with whom he has business relationships is involved.

The Company purchased $10,086,915 of products from LNK International ("LNK"), a manufacturer of private label over-the-counter medications, during fiscal 1999. Alex Grass, through a trust, owned a 30% interest in LNK, and each of Alex Grass's daughters, Linda Shapiro and Elizabeth Weese, owned options to acquire 5% of LNK. Alex Grass and his daughters have disposed of those interests. The

Company believes that the price, quality and service that it has received from LNK are at least as favorable as those available from unrelated third parties.

The Company made aggregate purchases of $1,796,633 from I.C. Imports, an importer of toothbrushes and candy manufactured in Israel, during fiscal 1999. Alex Grass's daughters each owned a 12.5% interest in I.C. Imports. Alex Grass's daughters have disposed of their interests in I.C. Imports. The Company believes that the price, quality and service that it has received from I.C. Imports are at least as favorable as those available from unrelated third parties.

William Mann, the brother of Kevin Mann, a former executive vice president of purchasing, has an ownership interest in The Crestpointe Corporation ("Crestpointe"). In addition, Alex Grass's two daughters each have a 12.5% interest in Crestpointe. Crestpointe acted as a manufacturer's representative for a line of domestically produced candies and other products sold to the Company. No amounts have ever been paid by the Company to Crestpointe or William Mann. As manufacturers' representatives, such parties were paid by the vendors they represented and the Company is not aware of those arrangements. During fiscal 1999, the Company made no purchases through Crestepointe as a manufacturer's representative. Crestpointe has gone out of business.

Martin L. Grass pays 51% of the lease cost of a helicopter leased by the Company. In consideration for this payment, Mr. Grass is able to use the helicopter for unlimited personal use.

On August 28, 1996, the Company loaned the principal sum of $1,900,000 to Beth
J. Kaplan, who is currently Senior Executive Vice President, Marketing. The loan, which bears interest at the prime rate as established by Morgan Guaranty Bank, is payable in full, together with all accrued interest, on August 14, 2000. The loan is secured by a pledge of shares of Common Stock to which Ms. Kaplan becomes entitled in connection with any Incentive Awards granted to her under the Company's 1990 Omnibus Stock Incentive Plan. At February 27, 1999, the principal amount outstanding, plus accrued interest, under the loan was $2,327,262.

On December 14, 1997, the Company loaned the principal sum of $300,000 to Charles R. Kibler, Senior Vice President--Store Operations. The loan, which bears interest at the prime rate as established by the Morgan Guaranty Bank, is payable in full, together with all interest thereon, on demand. The loan is secured by a pledge of all amounts due or to become due from the Company to Mr. Kibler (except salary or bonus) and the Company has a right of set-off with respect to such amounts. At February 27, 1999, the principal amount outstanding, plus accrued interest, under the loan was $329,967.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

Messrs. Tsai, Neivert and Bratton served as members of the Compensation Committee during fiscal 1999.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the "Committee"), composed of outside directors of the Board, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board with respect to executive compensation policies. The Committee is empowered by the Board to award to executive officers appropriate bonuses, stock options, stock appreciation rights ("SARs") and stock-based awards.

The Committee has access to independent compensation data and from time to time engages outside compensation consultants.

The objectives of the Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

The executive compensation program is generally composed of base salary, discretionary performance bonuses and long-term incentives in the form of stock options, SARs, stock-based awards and restricted stock warrants. The compensation program also includes various benefits, including a deferred compensation program described elsewhere herein, and health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's full-time employees participate.

Base salaries for the Company's Chief Executive Officer and for other executive officers are competitively set relative to salaries of officers of companies comparable in business and size included in the Standard & Poor's Retail Stores Composite Index. In each instance, base salary takes into account individual experience and performance specific to the Company. The Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are limited to adjustments to reflect increases in the rate of inflation.

The Committee is aware that the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes. For fiscal 1999, no executive officer's compensation exceeded the cap on deductibility. To the extent compensation to an executive officer exceeds the cap in the future, the Committee will consider the facts and circumstances at that time to reach a determination regarding the impact of the cap on such compensation.

The Committee is empowered to approve the payment of cash performance bonuses to employees, including executive officers, of the Company. During fiscal year 1995, the Committee established the Annual Performance-Based Incentive Program (the "Annual Incentive Plan"). The purpose of the Annual Incentive Plan is to provide an incentive for executives of the Company and to reward them in relation to the degree to which specified earnings goals are achieved, as measured by year to year growth and earnings per share. Each year, the Committee determines a range of growth and earnings per share over the previous year. Additionally, a targeted incentive as a percentage of salary is determined each year by the Committee, ranging from a maximum of 50% for the Chief Executive Officer to 15% for other executives depending on the executive's position. Depending upon the actual worth and earnings per share during such year, participants are entitled to a percentage, ranging from 0% to 200%, of the targeted incentive award fixed by the Committee. Alternatively, certain executive officers are assigned individual performance goals relating to their areas of responsibility and may receive bonuses ranging from 0% to 100% of their base salaries depending upon the percentage of the goal achieved. For fiscal 1999, the earnings goals as set by the Committee were not achieved. However, certain bonuses were paid in fiscal year 2000 to the executive officers who met individual performance goals during fiscal 1999.

The Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options to the Company's employees, including executive officers. Stock options are granted typically at the prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Committee believes that the grant of stock options and stock-based awards provides a long-term incentive to such persons to contribute to the growth of the

Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted by the Board, including vesting, exercisability and option term, are determined by the Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

For information regarding these and other options held by the Company's executive officers, reference is made to the tables set forth in the Proxy Statement under the caption "Compensation of Executive Officers."

Compensation Committee:

Gerald Tsai, Jr. (Chairman)
Philip Neivert
William J. Bratton

                            STOCK PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Retail Stores Composite Index over the same period (assuming the investment of $100 in the Common Stock and such indices on February 26, 1994 and reinvestment of dividends).

For comparison of cumulative total return, the Company has elected to use the S&P Retail Stores Composite Index, consisting of 35 companies including the six largest drugstore chains. This allows comparison of the Company to the peer group of similar sized companies used by the Committee in its evaluation and determination of executive compensation.
                     [STOCK PERFORMANCE GRAPH APPEARS HERE]
 .
                        1994      1995      1996      1997      1998      1999
Rite Aid Corp.          $100    $133.10   $173.74   $237.77   $370.99   $479.41
S&P Retail              $100    $ 91.47   $100.92   $124.14   $189.91   $278.91
S&P 500 Index           $100    $107.35   $144.56   $182.36   $246.17   $294.77
 .
*The Company's fiscal year ends on the Saturday closest to February 29 or March 1.

                             STOCKHOLDER PROPOSAL

The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, the owner of 293,400 shares of Common Stock, and the Congregation of the Mission, 312 West Cortland, San Antonio, Texas 78212, the owner of 8,000 shares of Common Stock, have notified the Company that they intend to present the following proposal at the Meeting:

  RESOLVED: Stockholders request our Company prepare a report at reasonable cost, which should exclude confidential information. This report shall be made available to stockholders and employees four months from the date of the annual meeting and shall include:

  1. A chart identifying employees by sex and race in each of the nine major EEOC defined job categories for 1996, 1997 and 1998, listing actual numbers and percentages in each category.

  2. A summary description of any Affirmative Action policies and programs to improve performance, including job categories where women and persons of color are underutilized. This description should include any policies and programs specifically oriented toward increasing the number of managers who are qualified females and/or belonging to ethnic minority groups, summarizing the current numbers of persons by race and gender in management.

  3. A general description of how our Company publicizes its affirmative actions policies and programs to merchandise suppliers and service providers.

  4. A description of any policies and programs directing the purchase of goods and services to minority and/or female owned business enterprises.

  5. A report on any material litigation in which the Company is involved concerning race, gender or the physically challenged.

STOCKHOLDERS' SUPPORTING STATEMENT

Equal employment is a key issue for stockholders. The bipartisan Glass Ceiling Commission Study released in 1995 explains that a positive diversity record has a positive impact on the bottom line. This study is important for stockholders because it shows how many corporations in the United States select for advancement from less than 50 percent of the total talent available in our work force.

  . Women and minorities comprise 57 percent of the work force, yet represent only 3 percent of executive management positions.

  . Women who were awarded more than half of all master degrees represent less than 5 percent of senior-level management positions.

These statistics show the limits placed on selecting the most talented people for top management positions.

Workplace discrimination has created a significant burden for stockholders. Recently, companies including Shoney's Incorporated, Denny's and Hughes Aircraft have posted multi-million dollar losses as a result of settling various discrimination lawsuits. In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to that company and its stockholders. Texaco's public image was tarnished and that company faced a consumer boycott. In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment. The high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination allegations make this issue a high priority for stockholders.

More than 150 major employers publicly report on work force diversity to their shareholders. Primary examples are Disney/ABC Commitment Report, USAir Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and Texaco Diversity Report. These companies and many others regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Company is committed to complying with all applicable equal employment opportunity laws and affirmative action regulations. It is the Company's policy not to discriminate against any employee or applicant because of race, color, religion, sex, national origin, age or disability. The Company also maintains appropriate affirmative action plans. The Company already complies with federal, state and local governmental reporting requirements regarding compliance with equal employment opportunity laws and affirmative actions plans. The preparation and distribution of an additional report will not enhance the Company's commitment to the worthy goal of equal employment opportunity and affirmative action. Moreover, the Board believes that requiring preparation and distribution of another report would not be a beneficial use of Company resources.

For these reasons, the Board believes that the adoption of this proposal would not be in the best interest of stockholders and recommends that stockholders vote AGAINST this proposal.

The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or by proxy at the Annual Meeting is required for approval of this proposal.

                         PROPOSALS OF SECURITY HOLDERS

All proposals of any stockholder of the Company which the holder desires be presented at the next Annual Meeting of Stockholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than February 3, 2000; however, if next year's Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1999 Annual Meeting, the Company will advise stockholders of any change in the date for the submission of stockholder proposals as early as practicable by means of a notice as required by applicable rules of the Commission. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

                             INDEPENDENT AUDITORS

KPMG LLP performed the customary auditing services for fiscal 1999. A representative of KPMG LLP is expected to be present at the Meeting and will be available to respond to appropriate questions from the floor and will be afforded an opportunity to make a statement.

                            SOLICITATION OF PROXIES

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Company. It is not anticipated that anyone will be specifically engaged by the Company or by any other person to solicit proxies. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

                      (This Page Intentionally Left Blank)

                              RITE AID CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 30, 1999

                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints Martin L. Grass and Franklin C. Brown, or either one of them, as proxies, with full power of substitution, to vote all shares of stock of Rite Aid Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Four Points Sheraton Hotel, 980 Hospitality Way, Aberdeen, Maryland 21001, at 10:00 a.m., on June 30, 1999, and at any adjournments or postponements thereof as follows:

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                     IN THE ENCLOSED POSTAGE PAID ENVELOPE.



                                                     (continued on reverse side)

                              RITE AID CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


                                                          Withheld     For All
1. Election of Directors,                     For All     From All     Except
   Timothy J. Noonan,
   Nancy A. Lieberman, Leonard N. Stern         [_]         [_]          [_]


   ---------------------------------------
   (Except nominee[s] written above.)


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.


                                                           For      Against

2. Stockholder Proposal Concerning Diversity Report        [_]        [_]


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.


                         Signature of Stockholder:
                                                  ------------------------------


                         -------------------------------------------------------

                         Dated:                    , 1999
                               ---------------- ---

                         NOTE: When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (i) FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR, (ii) AGAINST THE STOCKHOLDER PROPOSAL, AND (iii) IN THE NAMED PROXIES' DISCRETION ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE STOCKHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.